CERTIFICATE OF DESIGNATIONS, PREFERENCES
                     AND OTHER RIGHTS AND QUALIFICATIONS OF
                      SERIES C CONVERTIBLE PREFERRED STOCK
                                       OF
                                 SEGMENTZ, INC.

      Pursuant to Section 151 of the General Corporation Law of the State of Delaware the undersigned Chief Operating Officer of Segmentz, Inc. (the "Corporation"), a corporation organized and existing under the laws of the State of Delaware, does hereby certify that pursuant to the authority contained in the Corporation's Certificate of Incorporation and in accordance with the provisions of the resolution creating a series of the class of the Corporation's authorized Preferred Stock designated as Series C Convertible Preferred Stock:

      FIRST: The Certificate of Incorporation of the Corporation authorizes the issuance of 40,000,000 shares of common stock, par value $0.001 per share (the "Common Stock") and 10,000,000 shares of preferred stock, par value $0.001 per share (the "Preferred Stock"), and further, authorize the Board of Directors of the Corporation, by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the unissued shares of Preferred Stock not then allocated to any series into one or more series and, without limiting the generality of the foregoing, to fix and determine the designation of each such share, the number of shares which shall constitute such series and certain preferences, limitations and relative rights of the shares of each series so established.

      SECOND: By unanimous written consent of the Board of Directors of the Corporation dated May 15, 2003, the Board of Directors designated six hundred
(600) shares of the Preferred Stock as Series C Convertible Preferred Stock. The designations, powers, preferences and rights, and the qualifications, limitations or restrictions hereof, in respect of the Series C Convertible Preferred Stock shall be as hereinafter described.

      Accordingly, Article IV of the Certificate of Incorporation of this Corporation is amended to include the following:

                      Series C Convertible Preferred Stock

      1. Designations and Amounts. The designation of this series, which consists of six hundred (600) shares of Preferred Stock, is the Series C Convertible Preferred Stock (the "Series C Preferred Stock"). The "Stated Value" of the Series C Preferred Stock shall be $100 per share.

      2. Dividends. Shares of Series C Preferred Stock shall accrue a dividend at the rate of ten percent (10%) of the Stated Value per annum (the "Dividend"). The Dividend shall be payable in cash out of moneys legally available therefor, upon the earlier to occur of (i) the redemption of the Series C Preferred Stock pursuant to Section 7(A), and (ii) the Mandatory Conversion of the Series C Preferred Stock pursuant to Section 7(E). The party that holds the Series C Preferred Stock of record on the day of redemption or Mandatory Conversion, as the case may be, will be entitled to receive such Dividend payment. If the funds of the Corporation legally available for payment of the Dividend on the date of payment are insufficient to pay the entire Dividends due,


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those funds which are legally available shall be used to pay as much of the
Dividends due as possible, pro rata among the holders of the Series C Preferred Stock. At any time after such Dividend payment that additional funds of the Corporation become legally available for the payment of Dividends, such funds shall immediately be used to pay the remaining amount of Dividends due, pro rata among the holders of the Series C Preferred Stock.

      3. Rank. The Series C Preferred Stock shall rank: (i) junior to any other class or series of capital stock of the Corporation hereafter created specifically ranking by its terms senior to the Series C Preferred Stock, and to the Corporation's outstanding Series A Preferred Stock (the "Series A Preferred Stock") and Series B Preferred Stock (the "Series B Preferred Stock") (collectively the "Senior Securities"); (ii) prior to all of the Corporation's Common Stock; (iii) prior to any other series of preferred stock or any class or series of capital stock of the corporation hereafter created not specifically ranking by its terms senior to or on parity with the Series C Preferred Stock (collectively with the Common Stock the "Junior Securities"); and (iv) on parity with the Series C Preferred Stock and any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Series C Preferred Stock (the "Parity Securities"), in each case as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation.

      4. Liquidation Preference. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary ("Liquidation"), the holders of record of the shares of the Series C Preferred Stock shall be entitled to receive, before and in preference to any distribution or payment of assets of the Corporation or the proceeds thereof may be made or set apart for the holders of Junior Securities, an amount in cash equal to the Stated Value per share (subject to adjustment in the event of stock splits, combinations or similar events) plus an amount equal to accrued and unpaid dividends. If, upon such Liquidation, the assets of the Corporation available for distribution to the holders of Series C Preferred Stock and any Parity Securities shall be insufficient to permit payment in full to the holders of the Series C Preferred Stock and Parity Securities, then the entire assets and funds of the Corporation legally available for distribution to such holders and the holders of the Parity Securities then outstanding shall be distributed ratably among the holders of the Series C Preferred Stock and Parity Securities based upon the proportion the total amount distributable on each share upon Liquidation bears to the aggregate amount required to be distributed, but for the provisions of this sentence, on all shares of the Series C Preferred Stock and of such Parity Securities, if any.

      For purposes of this Section 4, (i) a merger or consolidation, (ii) a sale of all or substantially all of the assets of the Corporation or (iii) an acquisition of fifty (50%) percent or more of the voting power or equity interests of the Corporation by a single person or "group" (as determined in accordance with Section 13(d) of the Securities and Exchange Act of 1934, as amended) shall be considered a Liquidation, provided that a transaction described in subclause (i) above shall not be considered a Liquidation if the holders of the Series C Preferred Stock receive securities of the surviving corporation having substantially similar rights as the Series C Preferred Stock and the stockholders of the Corporation immediately prior to such transaction are holders of at least a majority of the voting securities of the surviving Corporation immediately thereafter. Such provision may be waived in writing by the holders of a majority of the then outstanding shares of Series C Preferred Stock.


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      5. Voting Rights. Holders of Series C Preferred Stock shall have no voting rights, except as required by law including, but not limited to, the Delaware General Corporation Law.

      6. Holder Conversion Rights. The holders of Series C Preferred Stock shall have no conversion rights, other than those set forth in Section 7(E).

      7. Redemption Rights.

            A. Optional Redemption. This Corporation shall have the right to purchase and redeem all of the then outstanding Series C Preferred Shares on the date that is six (6) months after the date of issuance of the Series C Preferred Shares at a price of $100 per share of Series C Preferred Stock (the "Redemption Price"), subject to the Corporation's right to extend the redemption date one (1) month at a time (an "Extension Period"), up to a total of three (3) times, for a total of up to an additional three (3) months (the "Redemption Date").

            B. Penalty Shares. The Corporation shall issue the holders of Series C Preferred Stock five (5) shares of Common Stock for each one (1) share of Series C Preferred Stock held for each one (1) month Extension Period exercised by the Corporation (the "Penalty Shares"). For example, (i) if the Corporation redeems the Series C Preferred Stock on the date that is six (6) months after the issuance thereof, the Corporation shall not be obligated to issue any Penalty Shares; (ii) if the Corporation redeems the Series C Preferred Stock on the date that is seven (7) months after the issuance thereof, the Corporation shall be obligated to issue five (5) Penalty Shares of Common Stock for each share of Series C Preferred Stock;
      (iii) if the Corporation redeems the Series C Preferred Stock on the date that is eight (8) months after the issuance thereof, the Corporation shall be obligated to issue ten (10) Penalty Shares of Common Stock (5 shares for the 1st Extension Period, and 5 shares for the 2nd Extension Period) for each share of Series C Preferred Stock; and (iv) if the Corporation either redeems the Series C Preferred Stock on the date that is nine (9) months after the issuance thereof, or fails to redeem the Series C Preferred Stock resulting in a Mandatory Conversion pursuant to Section 7(E), the Corporation shall be obligated to issue fifteen (15) Penalty Shares of Common Stock (5 shares for the 1st Extension Period, 5 shares for the 2nd Extension Period, and 5 shares for the 3rd Extension Period) for each share of Series C Preferred Stock.

            C. Notice of Redemption. The Corporation shall mail written notice of its election to redeem the Series C Preferred Stock to each record holder thereof not more than 60 nor less than 30 days prior to the Redemption Date. Such notice shall include the date for redemption, the number of Series C Preferred Stock held by such holder to be redeemed, and any Penalty Shares that are to be issued therewith.

            D. Method of Payment of Redemption Price. This Corporation shall complete the redemption of any Series C Preferred Shares by mailing to the registered holders thereof on the Redemption Date, an amount in cash out of moneys legally available therefor sufficient to redeem the Series C Preferred


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

      Stock held by each such holder, at the Redemption Price, upon surrender by such holders of the certificates evidencing the shares being redeemed, which certificates shall be properly endorsed in blank. All rights with respect to such Series C Preferred Stock called for redemption shall cease and terminate on the Redemption Date, except only the right of the holders to receive the Redemption Price and any Penalty Shares that are due, without interest upon surrender of their certificates therefor. All Series C Preferred Stock redeemed or acquired by this Corporation shall be retired and canceled and none of such shares shall be reissued.

            If the funds of the Corporation legally available for redemption of Series C Preferred Stock on the Redemption Date are insufficient to redeem the total number of Series C Preferred Stock called for redemption, those funds which are legally available shall be used to redeem the maximum possible number of Series C Preferred Stock called for redemption pro rata among the holders of the Series C Preferred Stock. At any time after such redemption that additional funds of the Corporation become legally available for the redemption of Series C Preferred Stock, such funds shall immediately be used to redeem any Series C Preferred Stock theretofore called for redemption pro rata among the holders of the Series C Preferred Stock.

            E. Conversion Upon Failure to Redeem. In the event the Corporation fails to redeem the Series C Preferred Stock within nine (9) months of issuance, the Series C Preferred Stock shall be automatically converted (the "Mandatory Conversion") into senior debt in the principal amount of the Stated Value, which shall accrue interest at the rate of 12% per year, and shall be due and payable on demand (a "Demand Note"). In such an event, the Corporation shall issue to each holder of Series C Preferred Stock a Demand Note on the terms set forth herein, together with that number of Penalty Shares due said holder pursuant to Section 7(B), upon surrender by such holders of the certificates evidencing the shares being converted, which certificates shall be properly endorsed in blank. All rights with respect to such Series C Preferred Stock called for Mandatory Conversion shall cease and terminate upon notice of Mandatory Conversion, except only the right of the holders to receive the Demand Note and any Penalty Shares that are due, without interest upon surrender of their certificates therefor.

            F. Payment of Dividend. Pursuant to the provisions of Section 2, any Dividend due and payable on the Series C Preferred Stock shall be paid concurrently with the earlier to occur of (i) the redemption of the Series C Preferred Stock, and (ii) the Mandatory Conversion of the Series C Preferred Stock.

      8. Consolidation, Merger, Exchange, Etc. In case the Corporation shall enter into any consolidation, merger, combination, statutory share exchange or other transaction in which the Common Shares are exchanged for or changed into other stock or securities, money and/or any other property, then in any such case the Series C Preferred Stock shall at the same time be similarly exchanged or changed into preferred shares of the surviving entity providing the holders of such preferred shares with (to the extent possible) the same relative rights and preferences as the Series C Preferred Stock.


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

      9. Reissuance of Certificates. No share or shares of Series C Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares, which the Corporation shall be authorized to issue. The Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of the Series C Preferred Stock accordingly.

      10. Designation of Additional Series. The Board of Directors of the Corporation shall have the right to designate other shares of Preferred Stock having dividend, liquidation, or other preferences equal to, subsequent to or prior to the rights of holders of the Series C Preferred Stock. Such preferences shall be determined in the resolutions creating such subsequent series.

      11. Vote to Change the Terms of Series C Convertible Preferred Stock. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than fifty percent (50%) of the then outstanding Series C Preferred Stock, shall be required for any change to these Articles of Amendment or the Corporation's Certificate of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series C Convertible Stock.

      12. Lost or Stolen Certificates. Upon receipt by the Corporation of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of any Series C Preferred Stock Certificates, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Corporation and, in the case of mutilation, upon surrender and cancellation of the Series C Preferred Stock Certificate(s), the Corporation shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Corporation shall not be obligated to re-issue preferred stock certificates if the holder contemporaneous requests the Corporation to convert such Series C Preferred Stock into Common Stock in which case such Series C Preferred Stock shall be converted pursuant to the terms of the Certificate of Designation and a preferred stock certificate shall only be issued if required pursuant to the terms hereof.

      13. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designation. The Corporation covenants to each holder of Series C Preferred Stock that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof).


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      14. Specific Shall Not Limit General; Construction. No specific provision contained this Certificate of Designation shall limit or modify any more general provision contained herein. This Certificate of Designation shall be deemed to be jointly drafted by the Corporation and all Buyers and shall not be construed against any person as the drafter hereof.

      15. Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Series C Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

      IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed by its Chief Operating Officer this May 15, 2003.

                                        SEGMENTZ, INC.


                                        By:
                                           -------------------------------------


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